Exhibit 10.2

This Agreement (“Agreement”) is entered into on this fifth day of December, 2007, by and between David Lubben (“Lubben”), UnitedHealth Group Incorporated (“UHG” or “the Company”) and the Special Litigation Committee of the Board of Directors of UHG (the “SLC”):

WHEREAS, Lubben was employed by UHG until December 29, 2006; and

WHEREAS, beginning in April 2006, a number of derivative lawsuits were filed in the name of the Company against various officers and directors, which have been consolidated as In re UnitedHealth Group Inc. Shareholder Derivative Litigation, Master File No. 06-1216 JMR/FLN in the United States District Court for the District of Minnesota (the “Federal Derivative Actions”) and In re UnitedHealth Group Inc. Derivative Litigation, File No. 27-CV-06-8085 in the Minnesota District Court for Hennepin County (the “State Derivative Actions”) (collectively referred to as the “Derivative Actions”); and

WHEREAS, Lubben left the employ of the Company in December 2006, at which time there were unresolved issues between him and the Company regarding various employment benefits and other employment issues (the “Employment Issues”); and

WHEREAS, in June, 2006, the Board of Directors of UHG appointed the SLC to determine whether prosecution of the claims against the various defendants in the Derivative Actions was in the best interests of the Company; and

WHEREAS, the parties have negotiated a settlement (the “Settlement”), which, upon all necessary approvals, would resolve and settle all of the Employment Issues and result in the dismissal with prejudice of all claims asserted against Lubben in the Derivative Actions; and

WHEREAS, the SLC believes that the Settlement between the Company and Lubben would be in the best interests of the Company and its shareholders;

NOW THEREFORE, the parties agree as follows:

1. Effective Date; Conditions — This Agreement shall be binding on the parties on the date (the “Effective Date”) the last signatory signs the Agreement; provided however, that this Agreement is expressly conditioned upon: (i) final approval, by the State of Minnesota, Hennepin County District Court (the “State Court”) and the United States District Court for the District of Minnesota (the “Federal Court” and together with the State Court, the “Courts”), of the terms of the Settlement and this Agreement and the expiration of the time to appeal such approvals (or, in the event of an appeal, following the determination of the appeal and any subsequent proceedings) (“Final Approval”); and (ii) the dismissal (“Dismissal”), with prejudice, of all claims against Lubben and all other defendants in the Derivative Actions; and (iii) the Company’s release (“Release”) of all current and former UHG officers, directors and employees, arising out of, or relating or pertaining to (a) the general subject matter of the Derivative Actions, and/or (b) Lubben’s employment with UHG, including but not limited to any of the Employment Issues (the Final Approval, Dismissal, and Release, collectively the “Conditions”). As soon as practicable after the Effective Date, the parties shall seek preliminary approval by the Courts of the Settlement and the Notice of

Settlement that will be sent to the Company’s shareholders. The SLC, Lubben, and the Company, all agree to cooperate in obtaining preliminary and final approval of the Settlement. The Company shall provide notice to its shareholders of, among other things, the following: 1) the terms of the Settlement; 2) the date and time of the final settlement approval hearing; and 3) that the shareholders can object to the Agreement but cannot opt out of participation in the Settlement. In the event that the Conditions do not occur, this Agreement shall become a nullity, and shall have no force or effect whatsoever and the Original Option Letter and Escrow Account (defined below) will be reinstated and UHG shall return the Settlement Amount (defined below) to the Escrow Account, and return the Surrendered Options (defined below) to Lubben, and the balance of the Escrow Account will be restored to the amount on deposit therein on the day immediately prior to the Effective Date.

2. Surrender of Stock Options — On the date the last of the Conditions is satisfied, Lubben shall surrender to the Company all right, title and interest in stock options on 273,000 shares of Company stock (“Surrendered Options”) and such options shall be cancelled. A list of the Surrendered Options is set forth in Attachment A to this Agreement.

3. Repayment of Compensation — On or before December 31, 2007, Lubben shall repay to the Company $20,550,000 (“Settlement Amount”) of the compensation realized by Lubben in calendar year 2007 as a result of his March 2007 option exercises. The Settlement Amount will be transferred to the Company from the funds held in escrow (“Escrow Account”) pursuant to the Letter Agreement between Lubben and UHG, dated March 26, 2007, governing Lubben’s March 2007 option exercise (“Original Option Letter”). Immediately after the Effective Date, the parties will jointly petition the Federal Court for an order (a) authorizing the use of funds in the Escrow Account to facilitate the payment of the Settlement Amount to UHG and (b) otherwise terminating the Original Option Letter and the Escrow Account. In the event that such order is not issued on or prior to December 14, 2007, this Agreement shall terminate and shall be null and void in its entirety effective as of December 31, 2007.

4. Termination of Noncompetition and Nonsolicitation Provisions — The Company acknowledges that any noncompetition and nonsolicitation obligations of Lubben, have expired, or will expire, on December 28, 2007.

5. Releases by Lubben Releasors — Except for any and all representations, warranties, covenants and agreements made herein and except for the matters set forth in Paragraph 8, Lubben, and his agents, administrators, beneficiaries, successors and assigns (“Lubben Releasors”) do hereby forego, release and forever discharge UHG, as well as its past and present affiliates, parents, subsidiaries, divisions, branches, subdivisions, departments, agencies, predecessors, successors, and the heirs, principals, employees, associates, owners, stockholders, assigns, devisees, agents, directors, officers, representatives, lawyers, and predecessors in interest, and each of them, and all persons acting by, through, under or in concert with them, and the SLC (collectively the “UHG Releasees”) from any and all claims, actions, causes of action, suits, agreements, contracts, covenants, obligations, orders, liabilities, debts, choses in action, sums of money, judgments, executions, demands, damages (including compensatory, exemplary, statutory, punitive, special and any other damages), expenses, attorneys’ fees, costs, or other rights of any kind whatsoever, whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, asserted or unasserted, suspected or unsuspected, fixed or contingent, matured or unmatured, concealed or hidden, which the Lubben Releasors (or any of them) now have, ever had or shall have against the UHG Releasees (or any of them) from the beginning of time until the Effective Date, arising out of or relating or pertaining to (a) the general subject matter of the Derivative Actions, and/or (b) Lubben’s employment with UHG, including but not limited to any of the Employment Issues, or claims for tort, breach of contract (express and/or implied), breach of implied or express employment contracts or covenants, promissory fraud, promissory estoppel, negligent or intentional misrepresentation, defamation, invasion of privacy, fraud, misrepresentation, retaliation, wrongful termination, constructive termination, wrongful discharge, retaliatory discharge, public policy violations of whatever kind or nature, emotional distress and related matters, and claims of discrimination or harassment based on age, race, color, religion, sex, national origin, ancestry, physical or mental disability, medical condition, marital status, sexual orientation, claims under federal, state, local and/or other governmental laws, statutes, regulations, ordinances, case law or common law, including, but not limited to, such claims under Minnesota Human Rights Act, the Employee Retirement Income Security Act (“ERISA”), Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), the Family Medical Leave Act (“FMLA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act (“OWBPA”), the Fair Labor Standards Act (“FLSA”) and/or, any and all compensation, salaries, wages, bonuses, commissions, overtime, monies, pay, benefits, sick pay, expenses, vacation pay, severance pay, paid leave benefits, penalties, interest, damages, emotional distress, or promises on any and all of the above (hereinafter the “Released Lubben Claims”). The Lubben Releasors, and each of them, expressly understand that among the various rights and claims being waived by them in this Agreement are those arising under the Age Discrimination and Employment Act of 1967 (“ADEA”), as amended, and in that regard, they specifically acknowledge that they have read and understand the provisions of Paragraph X below, before signing this Agreement. This release does not cover rights or claims under the ADEA arising after Lubben signs this Agreement. Excluded from this release are any claims or rights that cannot be waived by law, including the right to file a charge with, or participate in an investigation conducted by, the Equal Employment Opportunity Commission (“EEOC”). The Lubben Releasors, and each of them, however, waive their right to any monetary recovery or other relief should the EEOC or any other agency pursue claims on their behalf. In the event that any UHG Releasee asserts a claim or prosecutes an action against Lubben arising out of or pertaining or relating to (a) the general subject matter of the Derivative Actions, (b) Lubben’s employment with UHG, including but not limited to any of the Employment Issues, and/or (c) the Released Lubben Claims, the release provided hereunder by Lubben shall be null and void with respect to that UHG Releasee, and in addition, if such claim is brought by a UHG Releasor, then, Lubben shall also have any other rights and remedies under this Agreement.

6. Time to Reconsider by Lubben Parties — With respect to the release of any claims under the Age Discrimination in Employment Act, Lubben agrees that he has had sufficient time to consider this Agreement before signing it, specifically up to twenty-one days, if desired, and that although he had a maximum of twenty-one days to consider this Agreement, he was free to and did sign this Agreement sooner. Lubben may revoke this Agreement at any time up to fifteen days after he signs it. Any revocation must be in writing and received by Thomas L. Strickland, Executive Vice President and Chief Legal Officer by 11: 59 p.m. Central Time of the fifteenth calendar day of the revocation period to be effective. Lubben further acknowledges that he was advised, and hereby is advised in writing, to consult an attorney, if desired, before signing this Agreement below and that this Agreement has been individually negotiated and is not part of a group exit incentive or other termination program. Lubben further acknowledges that he has carefully read and fully understands all of the provisions of this Agreement; knowingly and voluntarily agrees to all of terms in this Agreement; and knowingly and voluntarily intends to be legally bound by the same. However, if Lubben properly and timely revokes this Agreement as provided for in this Paragraph, this Agreement shall become null and void in its entirety, and neither this Agreement, nor any settlement and/or release provided for herein, shall be effective or enforceable in any way or manner as to any of the parties hereto, and none of the parties hereto will receive any of the benefits provided for in this Agreement.

7. Releases by UHG Releasors — Except for any and all representations, warranties, covenants and agreements made herein and except for the matters set forth in Paragraph 8, UHG, as well as its past and present affiliates, foundations, parents, subsidiaries, divisions, branches, subdivisions, departments, agencies, predecessors, successors, and the SLC (“UHG Releasors”) do hereby forego, release and forever discharge Lubben, as well as his heirs and spouse, and their past and present assigns, devisees, agents, representatives, lawyers, and predecessors in interest, and each of them, and all persons acting by, through, under or in concert with them (collectively the “Lubben Releasees”) from any and all claims, actions, causes of action, suits, agreements, contracts, covenants, obligations, orders, liabilities, debts, choses in action, sums of money, judgments, executions, demands, damages (including compensatory, exemplary, statutory, punitive, special and any other damages), expenses, attorneys’ fees, costs, or other rights of any kind whatsoever, whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, asserted or unasserted, suspected or unsuspected, fixed or contingent, matured or unmatured, concealed or hidden, which the UHG Releasors (or any of them) now have, ever had or shall have against the Lubben Releasees (or any of them), arising out of, or relating or pertaining to (a) the general subject matter of the Derivative Actions, (b) Lubben’s employment with UHG, including but not limited to any of the Employment Issues, and/or (c) any other claims for tort, breach of contract (express and/or implied), breach of implied or express employment contracts or covenants, promissory fraud, promissory estoppel, negligent or intentional misrepresentation, defamation, invasion of privacy, fraud, misrepresentation, public policy violations of whatever kind or nature, emotional distress and related matters, claims under federal, state, local and/or other governmental laws, statutes, regulations, ordinances, case law or common law, or promises on any and all of the above, from the beginning of time until the Effective Date of this Agreement (hereinafter the “Released UHG Claims”).

8. Items Not Covered by Releases — Nothing in the Agreement, or in the mutual releases set forth in Paragraphs 5 and 7, above, shall affect, release or otherwise modify: (i) Lubben’s right to seek the advancement of attorney’s fees and costs, indemnification, or insurance coverage, in any action or proceeding, including but not limited to, In re UnitedHealth Group Incorporated PSLRA Litigation, Civil File No. 0:06-cv-01691-JMR-FLN (“PSLRA Case”), provided, however, that Lubben will not seek indemnification or assert any right to any insurance coverage with respect to any agreements, property or rights paid or relinquished pursuant to this Agreement; (ii) UHG’s defenses to any claim made by Lubben for advancement or indemnification of attorney’s fees and costs (iii) UHG’s rights under any insurance policies; (iv) UHG’s right to enforce the undertaking previously provided to UHG by Lubben; (v) any rights, claims, or obligations of Lubben or UHG as they relate to the PSLRA Case, including, without limitation, any cross-claims, third party complaints, or any other claims against other defendants in the PSLRA Case, and any rights or obligations established under the Private Securities Litigation Reform Act; (vi) Lubben’s obligations under Paragraph 5(g) of Lubben’s Employment Agreement dated effective as of October 16, 1998 (“Employment Agreement”) (CONFIDENTIAL INFORMATION), which obligations survive and continue; or (vii) Lubben’s rights under and to his 401(K) account, Executive Savings Plan Account, Employee Stock Purchase Plan Account, or the Company’s Post Employment Medical Plan.

9. Cooperation — The parties agree to cooperate fully with each other and/or their legal counsel in connection with any lawsuit or other administrative or legal proceeding brought by or against the Company arising out of, related to, or involving acts, events, or omissions that occurred during the time period of Lubben’s employment with the Company. The parties acknowledge that nothing in this paragraph will be construed to limit them from complying with legal obligations, asserting any legal rights or privileges, or responding to any request for information or inquiry as part of a legal proceeding or regulatory process in a truthful manner. The Company will reimburse Lubben for his reasonable expenses in complying with this paragraph.

10. Compromise of Disputed Claims — The parties acknowledge and agree that this Agreement is a compromise of disputed claims, liability for which is expressly denied by all such parties. Neither the execution of this Agreement, nor the payment of any consideration by any such party, shall be construed as an admission as to the merits of any claim or allegation by any party.

11. No Reliance on Representations — The parties to this Agreement have been represented by attorneys of their own choosing throughout the negotiation and execution of this Agreement, and no party has relied upon any advice or representation of any other party or its attorneys in entering into this Agreement. The parties have entered into this Agreement freely, without compulsion, and with full understanding and voluntary acceptance of its terms and they hereby assume the risk of any mistake of fact in connection with the true facts involved, which may now be unknown.

12. Later Discovery of Facts — Each party acknowledges that, subsequent to the execution of this Agreement, he or it may discover facts or incur or suffer claims which, if known or anticipated, might have materially affected his or its decision to execute this Agreement. The parties expressly acknowledge this risk and agree that this Agreement applies to such unknown, unanticipated or different facts and/or claims, and that the enforceability of this Agreement shall not in any way be affected by such discovery of unknown or unanticipated facts and/or claims.

13. Entire Agreement — This Agreement constitutes the entire agreement between and among the parties with respect to the subject matters contained herein, and represents the final, complete and exclusive expression of the terms and conditions of the agreement between them. All prior and contemporaneous communications and/or agreements between the parties, oral or written, with respect to the subject matter of this Agreement are merged herein and superseded hereby. The parties acknowledge that no party, or any agent or attorney of any party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce any other party to execute this Agreement, and the parties acknowledge that they have not executed this Agreement in reliance on any such promise, representation or warranty.

14. Construction — For purposes of construction, this Agreement shall be deemed to have been negotiated and drafted by all of the parties hereto, and no ambiguity shall be resolved against any party by virtue of its participation in the drafting of this Agreement.

15. Successors — This Agreement shall be binding upon the UHG Releasors and the Lubben Releasors, and upon their assigns, successors, heirs, executors and administrators.

16. No Assignment — The parties represent that they own the claims and rights released herein, and he or it has not, and will not in the future, assign, transfer, or otherwise convey, in any manner or by any means, all or any part of those claims or rights.

17. Cooperation — The parties agree to use their best efforts to cooperate with each other in good faith and will, without further consideration, execute and deliver further documents or instruments and take such other actions as may be reasonably necessary to carry out and effectuate the purposes of this Agreement.

18. Authorization — Each person signing this Agreement represents and warrants that he or she has full authority and is duly authorized to bind the party or parties for whom he or she is signing to the legal, valid and binding obligations and commitments set forth herein.

19. Arbitration; Continuing Jurisdiction — Any dispute arising between the parties relating to paragraph 8(vii) of this Agreement shall be resolved by binding arbitration, in accordance with the procedures set forth in paragraph 5(g) of the Employment Agreement. Otherwise, the Federal Court shall retain jurisdiction over this matter to resolve any disputes under this Agreement.

20. Applicable Law — This Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota, without regard to its conflict of laws principles. The validity and effect of this Agreement, including any claims for breach of any of the terms hereof, shall be governed by the laws of the State of Minnesota.

21. Counterparts — This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

22. No Modification — This Agreement may not be amended or modified in any respect, except by a writing duly executed by all the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above:

The Special Litigation Committee of the Board of Directors of UnitedHealth Group Incorporated

By:	/s/ Kathleen A. Blatz
Kathleen A. Blatz

By:	/s/ Edward C. Stringer
Edward C. Stringer

UnitedHealth Group Incorporated

By:	/s/ Thomas L. Strickland
Name:	Thomas L. Strickland
Title:	Executive Vice President and Chief Legal Officer

/s/ David Lubben
David Lubben

AGREED AND APPROVED:

/s/ Karl Cambronne
Karl Cambronne (No. 14321)
Chestnut & Cambronne, P.A.
Lead Plaintiff Counsel
Federal Derivative Actions

/s/ Vernon J. Vander Weide
Vernon J. Vander Weide (No. 112173)
Head, Seifert & Vander Weide
Liaison Counsel for Plaintiffs
State Derivative Actions

Gardy & Notis, LLP
Mark C. Gardy

Faruqi & Faruqi, LLP
Nadeem Faruqi

Co-Lead Counsel for Plaintiffs

Attachment A

Grant#	Grant Date	Exercise Price per 4/30/2007 Proxy	No. Options Outstanding
#02004791	11/28/03	$26.950	25,000
#ZA200003	12/07/04	39.850	123,000
#ZA200762	05/02/05	48.355	75,000
#ZA201670	10/31/05	59.000	50,000
TOTAL			273,000